Exhibit 99.1

BRT REALTY TRUST

REPORTS FOURTH QUARTER AND

FULL YEAR 2014 RESULTS

Great Neck, New York – December 11, 2014 – BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the quarter and fiscal year ended September 30, 2014.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented that: “During 2014, BRT expanded its multi-family property acquisition activities. We invested $66.0 million directly and through joint ventures to acquire 13 multi-family properties, with an aggregate of 4,184 units (including a development project). As a result of this activity, we own 27 multi-family properties located in 10 states with an aggregate of 7,609 units. We estimate that in fiscal 2015, the rental revenue from these multi-family properties will be approximately $74 million.”

Mr. Gould noted: “In September 2014, the Newark Joint Venture obtained $30.2 million in financing and New Markets Tax Credit proceeds, which will allow the Venture to construct a sixth building at the Teachers Village site.”

Mr. Gould also noted: “In November 2014, we exited our short-term lending business due to negative changes in the dynamics of this business. We believe that the transformation of our business to the ownership and operation of multi-family properties will be beneficial to our shareholders.”

Results for the Three Months Ended September 30, 2014:

Total revenues for the three months ended September 30, 2014 increased 90.2% to $19.4 million from $10.2 million for the three months ended September 30, 2013. Total revenues increased primarily due to additional rental revenue from multi-family properties acquired in 2014 and 2013.

Total expenses for the current three months increased 76.1% to $24.3 million from $13.8 million for the three months ended September 30, 2013. Total expenses increased primarily due to increases in operating expenses, interest expense and depreciation and amortization relating to the multi-family properties acquired in 2014 and 2013.

Net loss attributable to common shareholders for the fourth quarter of 2014 was $3.8 million, or $0.27 per diluted share, compared to net income attributable to common shareholders of $4.8 million, or $0.33 per diluted share, in the fourth quarter of 2013. Included in net income for the fourth quarter of 2013 is $5.5 million, or $0.39 per diluted share, of gain primarily from the sale of substantially all of the Trust’s interest in an entity which owns a leasehold interest in a midtown Manhattan property and income from discontinued operations of $1.8 million or $0.12 per diluted share. Excluding the impact of this gain and income from discontinued operations, net loss attributable to common shareholders in the fourth quarter of 2013 was $2.5 million, or $0.19 per diluted share.

Funds from Operations, or FFO, were $101,000, or $0.01 per diluted share, in the fourth quarter of 2014 compared to $847,000, or $0.05 per diluted share, in the fourth quarter of 2013. Adjusted Funds from Operations, or AFFO, were $530,000, or $0.04 per diluted share, in the fourth quarter of 2014 compared to AFFO of $1.1 million or $0.07 per diluted share, in the same period in 2013. The 2013 period includes the $5.5 million gain and $1.8 million of income from discontinued operations described above. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Results for the Year Ended September 30, 2014:

Total revenues rose 108.9% to $66.4 million from $31.8 million in 2013. The increase is due primarily to the revenues generated by the multi-family properties acquired in 2014 and 2013.

Total expenses increased 86.7% to $84.0 million from $45.0 million in 2013 primarily due to increases in operating expenses, interest expense and depreciation and amortization related to the multi-family properties acquired in 2014 and 2013.

Net loss attributable to common shareholders was $9.5 million, or $0.66 per diluted share, compared to net income attributable to common shareholders of $5.0 million or $0.35 per diluted share in fiscal 2013. Net income for 2013 includes $6.0 million of gains from the sales of various assets and interests, including the $5.5 million gain from the Trust’s sale of an interest in an entity which owns a leasehold interest in a midtown Manhattan property. The net loss for 2014 was reduced by a $2.5 million, or $0.17 per share, for an adjustment to non-controlling interest, reflecting the add back of the Newark Joint Venture’s minority partner’s share of interest expense due to a non-recurring deferred interest payment to the Trust by the Newark Joint Venture on debt eliminated in consolidation. Excluding the impact of discontinued operations in 2014 and 2013, the 2013 gains and the 2014 adjustment, net loss attributable to common shareholders was $13.4 million, or $0.94 per diluted share, in 2014, and $10.0 million, or $0.71 per diluted share, in 2013.

FFO was $2.2 million, or $0.16 per diluted share, in 2014 compared to $4.4 million, or $0.30 per diluted share, in 2013. Adjusted Funds from Operations, was $3.8 million, or $0.28 per diluted share, in 2014 compared to $5.7 million, or $0.40 per diluted share, in 2013. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Balance Sheet:

At September 30, 2014, the Trust had $23.2 million of cash and cash equivalents, total assets of $734.6 million, total debt of $519.8 million and total shareholders’ equity of $130.1 million. The Trust also had at such date $22.8 million and $9.6 million of restricted cash for development activities at the Newark Joint Venture and improvements at multi-family properties, respectively. Total debt includes $385.1 million related to the Trust’s multi-family properties and $95.5 million related to the Newark Joint Venture. Though the Trust only owns 50.1% of the Newark Joint Venture, as a result of GAAP consolidation requirements, the Trust’s consolidated balance sheet includes all of the assets and liabilities of the Newark Joint Venture.

Non-GAAP Financial Measures:

BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measures of the performance of an equity REIT.  BRT believes FFO and AFFO are frequently used by securities analysts, investors and other interested parties in the evaluation of equity REIT’s, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO and AFFO provide a performance measure that, when compared period over period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

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BRT has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is described by NAREIT as net income (or loss) computed in accordance with generally accepted accounting principles, or GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for straight-line rent accruals, restricted stock expense and deferred mortgage costs (including its share of unconsolidated joint ventures).

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP.  FFO and AFFO should not be considered to be an alternative to net income (loss) as a reliable measure of BRT’s operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Trust’s cash needs, including principal amortization, capital improvements and distributions to shareholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Trust’s performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also prepares and reviews the reconciliation of net income (loss) to FFO and AFFO.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s loan origination and property ownership and operating activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. - Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2014 and in the Quarterly Reports on Form 10-Q filed thereafter.

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About BRT Realty Trust:

BRT is a real estate investment trust that either directly, or through joint ventures, owns and operates multi-family properties and other real estate assets.  Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.BRTRealty.com.  Interested parties are encouraged to review the Form 10-K for the year ended September 30, 2014 to be filed with the Securities and Exchange Commission for additional information.

Contact:  Investor Relations

BRT REALTY TRUST

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

Telephone (516) 466-3100

Telecopier (516) 466-3132

www.BRTRealty.com

(14/brt press release/BRT PR Fiscal Year End FINAL)

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BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Rental and other revenue from real estate properties	$19,121	$9,836	$65,254	$30,592
Other income	278	322	1,141	1,213
Total revenues	19,399	10,158	66,395	31,805

Expenses:
Operating expenses relating to real estate properties	10,996	5,251	37,067	16,409
Interest expense	5,625	3,627	20,670	11,978
Advisor's fee, related party	550	314	1,801	971
Property acquisition costs	296	721	2,542	2,637
General and administrative expenses	1,644	1,496	6,324	5,862
Depreciation and amortization	5,201	2,357	15,576	7,094
Total expenses	24,312	13,766	83,980	44,951

Total revenues less total expenses	(4,913)	(3,608)	(17,585)	(13,146)

Equity in earnings of unconsolidated ventures	10	15	19	198
Gain on the sale of available-for-sale securities	-	48	-	530
Gain on the sale of partnership interest	-	5,481	-	5,481
(Loss) income from continuing operations	(4,903)	1,936	(17,566)	(6,937)
Discontinued operations:
Income from discontinued operations:	2	1,559	1,400	8,257
Gain on sale of real estate assets	-	260	-	769
Discontinued operations	2	1,819	1,400	9,026

Net (loss) income	(4,901)	3,755	(16,166)	2,089

Plus: net loss attributable to non-controlling interests	1,103	1,031	6,712	2,924

Net (loss) income attributable to common shareholders	$(3,798)	$4,786	$(9,454)	$5,013

Basic and diltued per share amounts attributable to common shareholders:
(Loss) income from continuing operations	(0.27)	0.21	(0.76)	(0.28)
Income from discontinued operations	0.000	0.12	0.10	0.63
Basic and diluted (loss) income per share	$(0.27)	$0.33	$(0.66)	$0.35

Funds from operations - Note 1	$102	$847	$2,178	$4,388
Funds from operations per common share - diluted - Note 2	$0.01	$0.05	$0.16	$0.30

Adjusted funds from operations - Note 1	$531	$1,089	$3,842	$5,724
Adjusted funds from operations per common share - diluted -Note 2	$0.04	$0.07	$0.28	$0.40

Weighted average number of common shares outstanding:
Basic and diluted	14,303,237	14,162,887	14,265,589	14,137,091

Note 1:
Funds from operations is summarized in the following table:
Net (loss) income attributable to common shareholders	$(3,798)	$4,786	$(9,454)	$5,013
Add: depreciation of properties	5,197	2,353	15,562	7,076
Add: our share of depreciation in unconsolidated joint ventures	5	5	20	34
Add: amortization of deferred leasing costs	16	25	62	64
Deduct: gain on sale of real estate assets	0	(5,741)	0	(6,250)
Adjustments for non-controlling interests	(1,318)	(581)	(4,012)	(1,549)
Funds from operations	102	847	2,178	4,388

Adjust for straight line rents	(138)	(275)	(542)	(263)
Add: amortization of restricted stock compensation	206	180	805	691
Add: amortization of deferred financing costs	464	322	1,825	1,371
Adjustments for non-controlling interests	(103)	15	(424)	(463)
Adjusted funds from operations	$531	$1,089	$3,842	$5,724

Note 2:
Funds from operations per share is summarized in the following table:
Net (loss) income attributable to common shareholders	$(0.27)	$0.33	$(0.66)	$0.35
Add: depreciation of properties	0.37	0.17	1.10	0.50
Add: our share of depreciation in unconsolidated joint ventures	-	-	-	-
Add: amortization of deferred leasing costs	-	-	-	-
Deduct: gain on sale of real estate assets	-	(0.41)	-	(0.44)
Adjustments for non-controlling interests	(0.09)	(0.04)	(0.28)	(0.11)

Funds from operations per common share basic and diluted	0.01	0.05	0.16	0.30

Adjust for straight line rents	(0.01)	(0.02)	(0.04)	(0.02)
Add: amortization of restricted stock compensation	0.02	0.01	0.06	0.05
Add: amortization of deferred financing costs	0.03	0.02	0.13	0.10
Adjustments for non-controlling interests	(0.01)	-	(0.03)	(0.03)
Adjusted funds from operations per common share basic and diluted	$0.04	$0.07	$0.28	$0.40